CERTIFICATE OF AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                               TC X CALIBUR, INC.


                                       I

     The undersigned, President and Director of TC X Calibur, Inc., a Nevada corporation (the "Corporation"), does hereby certify: I Pursuant to Section
78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows: The Corporation's 5,480,000 outstanding shares shall be reverse split on the basis of one for 20, effective March 21, 2001.

                                       II

     The foregoing amendment was adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes, and by Consent of the Majority Stockholder's pursuant to Section 78.320 of the Nevada Revised Statutes.


                                      III

     Pursuant to resolutions adopted by the Board of Directors and a Majority of the Stockholder's as set forth in Paragraph II above, the 5,480,001 outstanding shares of the Corporation were reverse split on a basis of 1 for 20, while retaining the authorized shares at 50,000,000 and the par value at $0.001 per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation, and with all fractional shares being rounded up to the nearest whole share, provided, however, that no stockholder, computed on a per stock certificate of record basis, currently owning 100 or more shares shall be reduced to less than 100 shares as a result of the reverse split and that no stockholder owning less than 100 shares, on the per stock certificate of record basis on the effective date hereof, shall be affected by the reverse split; provided, that all fractional shares shall be rounded up to the nearest whole share, and that these shares shall be provided by the Company.

                                       IV

     The number of shares entitled to vote on the amendment was 5,480,001.

                                        V

     The number of shares voted in favor of the amendment was 2,914,000, with none opposing and none abstaining.


     IN WITNESS WHEREOF, I Kenneth J. White,  President and Director and Michael
S. Smith, Secretary, Treasurer and Director of the Company have subscribed this document and do hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of this 5th day of March, 2001.



                                    By/S/ Kenneth J. White
                                    _______________________________________
                                    Kenneth J. White, President and Director


                                    By/S/ Kenneth J. White
                                    _______________________________________
                                    Michael S. Smith, Secretary, Treasurer
                                    and Director

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